Press Release	Source: Ventures-National Inc. Dba Titan General Holdings

Ventures-National Inc. d.b.a. Titan General Holdings Announces Material Modifications to Its Financings with Laurus Master Fund, Ltd.
Friday August 12, 5:58 pm ET

Laurus agrees to increase conversion price for convertible debt from $0.40 per share to $1.50 per share.

FREMONT, Calif.--(BUSINESS WIRE)--Aug. 12, 2005-- Ventures-National Inc. d.b.a. Titan General Holdings Inc. ("Titan") (OTCBB:TTGH - News) announced that it and Laurus Master Fund, Ltd., www.laurusfunds.com, the secured lender for its Titan PCB East, Inc. and Titan PCB West, Inc. subsidiaries, agreed to material modifications to their existing financing agreements.

In particular, Laurus agreed, among other things, to increase the conversion price for its convertible debt from $0.40 per share to $1.50 per share, extend the term of its revolving credit facility to August, 2008, cancel all its 3,500,000 warrants upon issuance by Titan of 2,500,000 common shares, and agreed that so long as Titan repays its term loans within six months, it would reduce Titan's prepayment penalty to 5%.

Today Titan announced it acquired 100% of the outstanding common stock of Oblio Telecom, Inc., from Farwell Equity Partners, LLC, a Delaware limited liability company ("Farwell"), its affiliate. David Marks, Titan's chairman, is the managing member of Farwell. Titan has approximately 102,000,000 common shares outstanding.

Oblio is engaged in the creation, marketing, and distribution of prepaid telephone products for the wire line and wireless markets and other related activities. For the fiscal years ended December 31, 2004 and 2003, Oblio generated revenues of approximately $146,873,000 and $163,662,000, respectively. Its net income for those periods was $10,588,567 and $13,625,408, respectively.

"Laurus and Farwell, Titan's major shareholder, have supported Titan through its development the last two years. As such, Laurus has agreed to an increase in its debt conversion price to Titan from $0.40 to $1.50 per share. This sends an exciting and clear message to Titan's investors," said Frank Crivello, a member of Farwell, Titan's largest shareholder.

"We are gratified and appreciative of Laurus' support and their modifications to our financing agreements. It speaks to what we have achieved. Titan will continue to work to create shareholder value." said David Marks, Titan's chairman. "As we now have scale, we are exploring other equity financing opportunities and options to list Titan on a major exchange."

About Ventures National Inc. d.b.a. Titan General Holdings Inc. ("TTGH"): Titan, www.titanpcb.com, operates through two divisions, Oblio Telecom, Inc. and Titan. Oblio is engaged in the creation, marketing, and distribution of prepaid telephone products for the wire line and wireless markets and other related activities. Titan is a printed circuit board manufacturer providing competitively priced time-sensitive, quality products to the commercial and military electronics markets. Titan offers high layer count, fine line production of rigid, rigid-flex and flex PCBs. Titan targets quick turn and standard delivery needs from prototype, pre-production through production, using various standard and advanced materials. Titan combines the strengths of its design for manufacturing (DFM), repetitive quality and supportive customer service with an extremely cost effective pricing structure. With this competitive edge, Titan is not only a reliable resource for all printed circuit board requirements but also a technical source unmatched in today's PCB supply chain.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995 - With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of TTGH could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

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